Exhibit 4.2
THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE PURCHASE AGREEMENT (AS DEFINED BELOW), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. HOLDER SHOULD BE AWARE THAT IT, HE OR SHE MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.
ROBINHOOD MARKETS, INC.
WARRANT TO PURCHASE STOCK

Warrant No.: [ ]	Issued on February 12, 2021 Void after February 12, 2031
This certifies that for good and valuable consideration, [        ] or its registered assigns (the “Holder”) is entitled, subject to the terms and conditions of this Warrant, to purchase from Robinhood Markets, Inc., a Delaware corporation (the “Company”), with principal offices at 85 Willow Road, Menlo Park, CA 94025, at a price per share equal to the applicable Warrant Price at any time prior to the Expiration Date and after the earlier of (a) a Qualifying Financing and (b) February 12, 2022, up to that number of shares of Warrant Stock equal to the Maximum Purchase Amount divided by the Warrant Price, upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and simultaneous payment of an amount equal to the product obtained by multiplying the Warrant Price by the number of shares of Warrant Stock so purchased in lawful money of the United States, or if permitted, by an election to net exercise as set forth in Section 2.6. The Warrant Price and the number and character of shares of Warrant Stock purchasable under this Warrant are subject to adjustment as provided herein.
This Warrant has been issued pursuant to that certain Tranche I Convertible Note and Warrant Purchase Agreement, dated as of February 12, 2021 (the “Purchase Agreement”), by and among the Company, the original holder of this Warrant and certain other investors, and is subject to the provisions thereof.
1.DEFINITIONS. The following definitions shall apply for purposes of this Warrant:
“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Cash/Public Stock Change of Control” means a Change of Control where the consideration that the holders of the shares of Warrant Stock are entitled to receive on account of their ownership of the shares of Warrant Stock consists entirely of cash, shares of common stock, interests or units that are publicly traded and listed on a nationally recognized securities exchange in the United States or any combination thereof.
“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation (as amended, modified, supplemented or restated from time to time).
“Change of Control” has means any Deemed Liquidation Event (as defined in the Certificate of Incorporation).
“Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.
“Company” shall include, in addition to the Company identified in the opening paragraph of this Warrant, any corporation or other entity that succeeds to the Company’s obligations under this Warrant, whether by permitted assignment, by merger or consolidation or otherwise.
“Conversion Cap Price Per Share” means the lesser of (a) the Qualifying Financing Cap Price Per Share or (b)(i) in the case of a Next Financing, 70% of the lowest cash price per share paid by the investors for the preferred stock of the Company issued in the Next Financing, and (ii) in the case of a Qualifying IPO, 70% of the Qualifying IPO Price Per Share.
“De-SPAC” means, with respect to the Company, an acquisition by, consolidation, amalgamation, merger, reorganization or other business combination with or into, a special purpose acquisition company (the successor public company following any such business combination, the “De-SPAC Entity”) that is publicly listed on a nationally recognized stock exchange in the United States and that does not conduct any material business or maintain any material assets other than cash.
“Direct Listing” means the effectiveness of the registration statement filed under the Securities Act that registers shares of existing Common Stock for resale not pursuant to an underwritten offering.
“Expiration Date” means 5:00 p.m. Pacific Time on February 12, 2031 or such earlier date and time on which the Warrant ceases to be exercisable as provided in Section 4.
“IPO” means the Company’s first underwritten public offering of its Common Stock pursuant to an effective registration statement under the Securities Act on a nationally recognized securities exchange in the United States.
“Mandatory Cap Price Per Share” means the Series G-1 Conversion Price (as defined in the Certificate of Incorporation), which amount is initially $18.60 and is subject to adjustment as provided in the Certificate of Incorporation.
“Maximum Purchase Amount” means $[ ], as adjusted by Section 2.3.

“Next Financing” has the meaning ascribed to it in the Note.
“Next Financing Closing” has the meaning ascribed to it in the Note.
“Note” means the Tranche I Convertible Promissory Note of even date herewith initially payable to the initial Holder hereof.
“Purchase Amount” means, (a) in the case of any exercise of this Warrant by net exercise pursuant to Section 2.6, the amount specified in the subscription form for such exercise, and (b) in the case of any other exercise of this Warrant, (x) the number of shares of Warrant Stock specified in the subscription form for such exercise, multiplied by (y) the Warrant Price applicable to such exercise.
“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.
“Qualifying Financing” means the earlier to occur of (a) the Next Financing and (b) a Qualifying IPO.
“Qualifying Financing Cap Price Per Share” means $38.29.
“Qualifying Financing Securities” means (a) in the case of a Next Financing, the preferred stock of the Company issued in the Next Financing or (b) in the case of a Qualifying IPO, Common Stock or common stock of the De-SPAC Entity, as applicable.
“Qualifying IPO” means (a) an IPO, (b) subject to Section 6.3 of the Purchase Agreement, a Direct Listing, or (c) a De-SPAC, and, in the case of clauses (a) and (c), resulting in aggregate gross proceeds to the Company of no less than Five Hundred Million Dollars ($500,000,000) (it being understood that (i) conversion of any Notes and Tranche II Subordinated Debt in connection with such offering will not contribute to the calculation of such aggregate gross proceeds and (ii) in the case of a De-SPAC, the amount of such proceeds will be measured by the net increase in the cash balance of the De-SPAC Entity and its subsidiaries immediately following the consummation of the De-SPAC transactions (including any related financing transactions) compared to the cash balance of the Company and its subsidiaries as of immediately prior to the consummation of the De-SPAC transactions (and any related financing transactions)).
“Qualifying IPO Price” means, (a) in the case of an IPO that is a Qualifying IPO, the price per share of Common Stock offered to the public as set forth on the final prospectus, (b) in the case of a Direct Listing that is a Qualifying IPO, the per share volume-weighted average price of the Common Stock as reported by Bloomberg L.P. for the three-day trading period starting on the first date of trading of the Common Stock on the stock exchange upon which the Common Stock is listed in connection with a Direct Listing and (c) in the case of a De-SPAC, the pro forma enterprise value minus debt of the De-SPAC Entity at the time of the De-SPAC divided by the pro forma fully diluted shares of the De-SPAC Entity, subject to adjustment as provided in the relevant merger agreement.
“Series G-1 Preferred Stock” means the Series G-1 Preferred Stock of the Company, par value $0.0001 per share.
“Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.
“Warrant Price” means (a) if the Warrant Stock is the Qualifying Financing Securities, an amount equal to the Conversion Cap Price Per Share, or (b) if the Warrant Stock is the Series G-1 Preferred Stock, an amount equal to the Mandatory Cap Price Per Share. The Warrant Price is subject to adjustment as provided herein.
“Warrant Stock” means, (i) following a Qualifying Financing within 12 months of the date hereof, the applicable Qualifying Financing Securities and (ii) if there is no Qualifying Financing within 12 months of the date hereof, the Series G-1 Preferred Stock. The number and character of shares of Warrant Stock are subject to adjustment as provided herein and the term “Warrant Stock” shall include stock and other securities and property at any time receivable or issuable upon exercise of this Warrant taking into account all such adjustments.
2.EXERCISE.
2.1Method of Exercise. Subject to the terms and conditions of this Warrant, Holder may exercise this Warrant in whole or in part, at any time or from time to time, on any Business Day before the Expiration Date. This Warrant shall be exercised by surrendering this Warrant at the principal offices of the Company, with the subscription form attached hereto duly executed by Holder, and by payment in a form specified in Section 2.2. Except as provided in Section 2.6 for payment by net exercise, the amount payable upon exercise shall be equal to the product obtained by multiplying (i) the number of shares of Warrant Stock to be purchased by Holder by (ii) the Warrant Price as determined in accordance with the terms hereof.
2.2Form of Payment. Payment for the Warrant Stock upon exercise may be made by (a) wire transfer of immediately available funds to the Company pursuant to wire instructions that may be obtained upon request to the Company, (b) net exercise as provided in Section 2.6, or (c) any combination of the foregoing.
2.3Partial Exercise. Upon a partial exercise of this Warrant, this Warrant shall be cancelled and replaced with a new Warrant of like tenor in which the stated Maximum Purchase Amount is reduced by the aggregate Purchase Amount of such partial exercise.
2.4No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant. If upon exercise of this Warrant in whole or in part, a fraction of a share would otherwise result, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Warrant Price.

2.5Restrictions on Exercise. This Warrant may not be exercised if the issuance of the Warrant Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Warrant, Holder shall execute the subscription form attached hereto as Exhibit 1, confirming and acknowledging that the representations and warranties of the original Holder set forth in Section 3 of the Purchase Agreement are true and complete in all material respects as of the date of exercise.
2.6Net Exercise Election.
2.6.1Holder may elect to exercise all or any portion of this Warrant, without the payment by Holder of any additional consideration, by the surrender of this Warrant to the Company, with the net exercise election selected in the subscription form attached hereto as Exhibit 1, duly executed by Holder, into the number of shares of Warrant Stock that is obtained under the following formula:
X = Y*(A-B)
A

where	X =	the number of shares of Warrant Stock to be issued to Holder pursuant to a net exercise of this Warrant effected pursuant to this Section 2.6.

	Y =	the Purchase Amount specified by Holder in the relevant subscription form divided by the Warrant Price.

	A =	the fair market value of one share of Warrant Stock, determined at the time of such net exercise as set forth in Section 2.6.2.

	B =	the Warrant Price.
The Company will promptly respond in writing to an inquiry by Holder as to the then current fair market value of one share of Warrant Stock.
2.6.2For purposes of the above calculation, fair market value of one share of Warrant Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that, if on the relevant exercise date for which such value must be determined, there is a public market for the Company’s Common Stock, then the fair market value per share of the Warrant Stock shall be determined by reference to the market price of the Common Stock as follows:
(a)if the Warrant is being exercised in connection with an IPO, the fair market value shall be the per-share offering price to the public as set forth in the Company’s final prospectus filed with the Securities and Exchange Commission;

(b)if the Warrant is being exercised in connection with a Direct Listing, the fair market value shall be the per share volume-weighted average price of the Common Stock as reported by Bloomberg L.P. for the three-day trading period starting on the first date of trading of the Common Stock on the stock exchange upon which the Common Stock is listed in connection with a Direct Listing;
(c)if the Warrant is being exercised in connection with a De-SPAC, the fair market value shall be the pro forma enterprise value minus debt of the De-SPAC Entity at the time of the De-SPAC divided by the pro forma fully diluted shares of the De-SPAC Entity, subject to adjustment as provided in the relevant merger agreement; or
(d)otherwise, the fair market value shall be the average of (i) the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or (ii) the last reported sale price of the Common Stock or the closing price quoted on the principal nationally recognized exchange in the United States on which the Common Stock is listed, whichever is applicable, as published on the website of such exchange for the five (5) trading days prior to (and excluding) the date as of which the fair market value is to be determined.
3.ISSUANCE OF STOCK. Except as set forth in Section 4, this Warrant shall be deemed to have been exercised immediately prior to the close of business (4:00 p.m., San Francisco time) on the date that the Warrant is surrendered for exercise and payment has been made as provided above, and the Person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the Person or Persons entitled to receive the same either (a) a certificate or certificates or (b) book-entry interests through the facilities of a depositary, in either case representing the number of whole shares of Warrant Stock issuable upon such exercise, together with payment in lieu of any fractional shares pursuant to Section 2.4.
4.EXERCISES IN CONNECTION WITH CERTAIN TRANSACTIONS. If the Company proposes at any time to effect a Change of Control or a liquidation, dissolution or winding up of the Company, the Company shall give the Holder at least fifteen (15) days advance written notice of the anticipated closing date for such Change of Control, liquidation, dissolution or winding up of the Company. This Warrant shall survive a Change of Control or an IPO; provided, however, that in the event of a Cash/Public Stock Change of Control, then upon the effective date of such Cash/Public Stock Change of Control, this Warrant shall automatically be deemed net exercised in full pursuant to Section 2.6 above.
5.ADJUSTMENT PROVISIONS. The number and character of shares of Warrant Stock issuable upon exercise of this Warrant and/or the Warrant Price therefor, are subject to adjustment upon each event in Sections 5.1 through 5.4 occurring between the date this Warrant is issued and the earlier of the time that it is exercised in full or the Expiration Date:
5.1Adjustments Prior to a Qualifying IPO. The Warrants shall be subject to the following adjustments at any time from and after the date this Warrant is issued and prior to a Qualifying IPO:
(a)Adjustment for Stock Splits and Stock Dividends. Prior to a Qualifying IPO, the Qualifying Financing Cap Price Per Share and the Mandatory Cap Price Per Share shall be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split or other similar event affecting the number of outstanding shares of the Company’s capital stock.
(b)Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to the Warrant Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 5.1(a) or Section 5.3) or (b) assets (other than cash) which dividend or distribution is actually made (each a “Dividend Event”), then, and in each such case, Holder, upon exercise of this Warrant at any time after such Dividend Event, shall receive, in addition to the shares of Warrant Stock, the securities or such other assets of the Company that would have been payable to Holder if Holder had completed such exercise of this Warrant, immediately prior to such Dividend Event.
5.2Adjustments After a Qualifying IPO. Following a Qualifying IPO, the Warrants shall be subject to adjustment as set forth on Exhibit 2.
5.3Adjustment for Reorganization, Consolidation, Merger. (a) In case of any recapitalization or reorganization of the Company or (b) in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change of the Warrant Stock (each, a “Reorganization Event”; provided that a Reorganization Event shall exclude a Cash/Public Stock Change of Control), then, and in each such case, Holder, upon the exercise of this Warrant after such Reorganization Event shall be entitled to receive, in lieu of the stock or other securities and property that Holder would have been entitled to receive upon such exercise prior to such Reorganization Event, the stock or other securities or property which Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Holder had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. In determining the kind and amount of stock, securities or property receivable upon exercise of this Warrant following the consummation of such Reorganization Event, if the holders of Common Stock (or, if applicable, such other securities as are of the same class as the Warrant Stock) have the right to elect the kind or amount of consideration receivable upon consummation of such Reorganization Event, then the composition of the securities and property that Holder will be entitled to receive upon exercise of the Warrant following any such Reorganization Event shall be deemed to be the weighted average per share of Common Stock (or, if applicable, such other securities as are of the same class as the Warrant Stock) of the types and amounts of consideration actually received by the holders of Common Stock (or, if applicable, such other securities as are of the same class as the Warrant Stock). If after such Reorganization Event, the Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.
5.4Conversion of Stock. In case all (a) the authorized Warrant Stock is converted, exchanged, reclassified, redesignated or reconstituted pursuant to the Company’s Certificate of Incorporation, including any successive such transactions with respect thereto, into Common Stock or any other securities or property, or (b) the Warrant Stock otherwise ceases to exist or to be authorized by the Company’s Certificate of Incorporation (each, a “Stock Event”), then Holder, upon exercise of this Warrant at any time after such Stock Event, shall receive, in lieu of the number of shares of Warrant Stock that would have been issuable upon exercise of this Warrant immediately prior to such Stock Event, the stock and other securities and property that Holder would have been entitled to receive upon the Stock Event, if, immediately prior to such Stock Event, Holder had completed such exercise of this Warrant.
5.5Notice of Adjustments. The Company shall promptly give written notice of each adjustment under Section 5 of the Warrant Price, the number of shares of Warrant Stock or other securities issuable upon exercise of this Warrant, the Qualifying Financing Cap Price Per Share or the Mandatory Cap Price Per Share. The notice shall describe the adjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.
5.6No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number or type of shares of Warrant Stock or other property issuable upon its exercise.
6.OTHER DILUTIVE EVENTS. Prior to a Qualifying IPO, if any event shall occur as to which the provisions of this Warrant are not strictly applicable but with respect to which the failure to make any adjustment would not fairly protect the anti-dilution rights represented by this Warrant in accordance with its essential intent and principles, then the Company and Holder agree that they shall cooperate in good faith to determine an appropriate adjustment to the terms of this Warrant on a basis consistent with the essential intent and principles established in this Warrant, necessary to preserve, without dilution, the purchase rights represented by this Warrant.
7.NO DILUTION OR IMPAIRMENT. The Company shall not, by amendment of its Certificate of Incorporation or bylaws, or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment in accordance with the terms of this Warrant. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any Warrant Stock to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue the Warrant Stock and (c) will not take any action that results in any adjustment of the Warrant Price if the total number of any class or series of Warrant Stock issuable upon exercise of this Warrant after such action would exceed the total number of shares of Common Stock or other securities, as applicable, then authorized by the Certificate of Incorporation and available for the purpose of issuance upon such exercise.
8.PROVISIONS RELATING TO STOCKHOLDER RIGHTS.
8.1“Market Stand-Off” Agreement. With respect to the Warrant Stock, Holder hereby agrees that it will be bound by the obligations contained in Section 2.11 of that certain Amended and Restated Investors’ Rights Agreement, dated as of August 13, 2020, by and among the Company and the other parties thereto, as in effect on such date, as if Holder was a party thereto.
8.2No Voting or Other Rights. This Warrant does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Warrant is actually validly exercised for shares of the Company’s capital stock in accordance with its terms. In the absence of valid exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.
9.REPRESENTATIONS AND WARRANTIES OF HOLDER AND COMPANY
In order to induce the Company to issue this Warrant to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Purchase Agreement. In order to induce Holder to purchase this Warrant from the Company, the Company has made representations and warranties to Holder as set forth in the Purchase Agreement.
10.COVENANTS OF THE COMPANY
10.1Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters or a stock dividend) or other distribution, the Company shall transmit to the Holder, at least ten (10) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.
10.2Covenants as to Warrant Stock. The Company covenants and agrees that all Warrant Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and, subject to Section 11.4, free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the exercise period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Preferred Stock to provide for the exercise of the rights represented by this Warrant; it being understood and agreed that any Qualifying Financing Securities will not be so authorized or reserved until the time of the Next Financing. If at any time during the exercise period the number of authorized but unissued shares of Warrant Stock shall not be sufficient to permit exercise of this Warrant, the Company take such corporate action and use commercially reasonable efforts to obtain any required shareholder approval as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Warrant Stock to such number of shares as shall be sufficient for such purposes.
11.GENERAL PROVISIONS.
11.1Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Warrant, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including attorneys’ fees. For the avoidance of doubt, this section shall not limit the rights of Holder under Section 12, and in the event of any conflict between the terms of this section and the terms of Section 12, Section 12 will be deemed to prevail and control.
11.2Transfer. Neither this Warrant nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, by the Company without Holder’s prior written consent. Subject to the foregoing, the rights and obligations of the Company and Holder under this Warrant and the Purchase Agreement shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees. Subject to the transfer restrictions set forth in Sections 7.9 and 7.10 of the Purchase Agreement (as applicable), the Holder shall have the right to assign, convey or transfer this Warrant to any Person (as defined in the Purchase Agreement) at any time as long as the transferee agrees to be bound by the terms hereof
11.3Tax Treatment. Holder shall, and shall cause its Affiliates to, report and file tax returns consistent with the Intended Tax Treatment and the Allocation, and Holder shall not take any position in connection with tax matters that is inconsistent with the Intended Tax Treatment or the Allocation, except to the extent required by a final “determination” within the meaning of Section 1313(a) of the Code. All capitalized terms used in this Section 11.3 but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
11.4Withholding. The Company shall be entitled to deduct and withhold from any amounts paid, or deemed paid, hereunder any amounts in respect of taxes as the Company is required to deduct and withhold under applicable law; provided, that the Company shall reasonably cooperate with the applicable payee to reduce or eliminate the amount required to be so deducted and withheld. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for purposes of this Warrant as having been paid to the person in respect of which such deduction and withholding was made.
11.5Governing Law. This Warrant shall be governed by the internal law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

11.6Headings. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.
11.7Notices. Unless otherwise provided herein, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given (a) at the time of personal delivery, if delivery is in person; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day; (c) one (1) Business Day after deposit with an express overnight courier for United States deliveries, or three (3) Business Days after deposit with an international express overnight air courier for deliveries outside of the United States, in each case with proof of delivery from the courier requested; or (d) four (4) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries, when addressed to the party to be notified at the address indicated for such party in Section 8.6 of the Purchase Agreement, or at such other address as any party hereto may designate by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section 11.7.
11.8Amendment; Waiver. This Warrant may be amended and provisions may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 11.8 shall be binding upon Holder and the Company and their respective successors.
11.9Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Warrant to the extent they are unenforceable and the remainder of the Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
11.10Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
12.INDEMNIFICATION. The Company shall indemnify Holder and its officers, directors, shareholders, partners, members, trustees, employees, agents, representatives and affiliates against any and all actions, suits, proceedings (including investigations, litigation or inquiries), claims, losses, damages, liabilities and expenses of any kind arising out of or in connection with the preparation, execution or delivery of, any advance made under, the indebtedness evidenced by, the Company’s use of any proceeds of, or any amendment, waiver or consent (whether or not such amendment, waiver or consent becomes effective) relating to this Warrant any time prior to the consummation of an IPO, including (without limitation) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with: (i) enforcing or defending any rights or remedies under this Warrant, (ii) responding to any subpoena or other legal process or participating in any legal or other proceeding or investigation concerning the transactions contemplated by the Purchase Agreement and (iii) any insolvency or bankruptcy (or any other event of the type set forth in Section 5(b)) of the Company. Without limiting the generality of the foregoing, the Company shall, upon demand, pay or reimburse each indemnitee for all indemnified costs and expenses (including reasonable attorneys’ fees and expenses) incurred thereby. Notwithstanding the foregoing, no person shall be entitled to any indemnification, payment or reimbursement in respect of any suit, action or other proceeding or any claim, loss, damage, liability or expense to the extent arising out of or in connection with any gross negligence or willful misconduct of such person. Notwithstanding anything herein to the contrary, the Company’s obligations under this Section 12 shall survive the payment, transfer, conversion, cancellation, enforcement, amendment, waiver or release of this Warrant. This Section 12 shall not apply with respect to taxes other than any taxes arising from any non-tax claim.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the date first written above.
COMPANY:
ROBINHOOD MARKETS, INC.:

By:

Name:

Title:
HOLDER:
[            ]

By:

Name:

Title:

EXHIBIT 1
FORM OF SUBSCRIPTION
(To be completed and signed only upon exercise of Warrant)
To: Robinhood Markets, Inc. (the “Company”)
We refer to that certain Warrant to Purchase Stock of the Company, Warrant No. [             ], issued on February 12, 2021 (the “Warrant”).
Select one of the following two alternatives:
Cash Exercise. On the terms and conditions set forth in the Warrant, the undersigned Holder hereby elects to purchase __________ shares of ____________________ Stock of Robinhood Markets, Inc. (the “Warrant Stock”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.
Net Exercise Election. On the terms and conditions set forth in the Warrant, the undersigned Holder elects to convert the Warrant into shares of Warrant Stock of Robinhood Markets, Inc. (the “Warrant Stock”) by net exercise election pursuant to Section 2.6 of the Warrant. This conversion is exercised with respect to a Purchase Amount of $_________________.
In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations and warranties set forth in Section 3 of the Purchase Agreement as they apply to the undersigned Holder continue to be true and complete as of this date. Please issue a certificate or certificates representing such shares of Warrant Stock in Holder’s name and deliver such certificate(s) to Holder at the address set forth below:

(Address)

(City, State, Zip Code)

(Federal Tax Identification Number)
IN WITNESS WHEREOF, the undersigned Holder has executed and delivered the Warrant and this Subscription Form as of the date set forth below.

Date:

By:

Name:

Title:

EXHIBIT 2
POST-IPO WARRANT ADJUSTMENTS
“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.
“Capital Stock” means (A) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith.
“Market Price” means, with respect to the Common Stock, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock on the Relevant Exchange on such day. If the Common Stock is not listed on the Relevant Exchange on any date of determination, the Market Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the Market Price of the Common Stock on that date shall mean the Fair Market Value per share as determined by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose. For the purposes of determining the Market Price of the Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day shall be deemed to commence immediately after the regular scheduled closing time of trading on the Relevant Exchange or, if trading is closed at an earlier time, such earlier time and (ii) that trading day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).
“Ordinary Cash Dividends” means a regular quarterly cash dividend, consistent with the Company’s then-current dividend policy, on shares of Common Stock out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles in effect from time to time).
“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (B) any other offer available to substantially all holders of Common Stock, in the case of both (A) or (B), whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while this Warrant is outstanding. The “effective date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer that is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.
“Relevant Exchange” means the principal nationally recognized securities exchange in the United States on which the Common Stock is listed.
1.    Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of shares of Warrant Stock issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder after such date shall be entitled to purchase the number of shares of Warrant Stock that such holder would have owned or been entitled to receive in respect of the shares of Warrant Stock subject to this Warrant after such date had this Warrant been exercised immediately prior to such date. In such event, the Warrant Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of shares of Warrant Stock issuable upon the exercise of this Warrant before such adjustment and (2) the Warrant Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of shares of Warrant Stock issuable upon exercise of the Warrant determined pursuant to the immediately preceding sentence.
2.    Certain Issuances of Common Stock or Convertible Securities. If the Company shall issue shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable (collectively, a “conversion”) for shares of Common Stock (collectively, “convertible securities”)) (other than in Permitted Transactions (as defined below) or a transaction to which this Section 2 is applicable) without consideration or at a consideration per share (or having a conversion price per share) that is less than 95% of the Market Price on the last trading day preceding the date of the agreement establishing the price

(or the relevant date for establishing such price set forth in such agreement) such shares (or such convertible securities) then, in such event:
(i)    the number of shares of Warrant Stock issuable upon the exercise of this Warrant immediately prior to the date of the agreement establishing the price (or the relevant date for establishing such price set forth in such agreement) of such shares (or of such convertible securities) (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (a) the numerator of which shall be the sum of (x) the number of shares of Common Stock of the Company outstanding on such date and (y) the number of additional shares of Common Stock issued (or into which convertible securities may be exercised or convert) and (b) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on such date and (y) the number of shares of Common Stock that the aggregate consideration receivable by the Company for the total number of shares of Common Stock so issued (or into which convertible securities may be exercised or convert) would purchase at the Market Price on the last trading day preceding the date of the agreement establishing the price (or the relevant date for establishing such price set forth in such agreement) such shares (or such convertible securities); and
(ii)    the Warrant Price payable upon exercise of the Warrant shall be adjusted by multiplying such Warrant Price in effect immediately prior to the date of the agreement on pricing of such shares (or of such convertible securities) by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant prior to such date and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant immediately after the adjustment described in clause (i) above.
For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or convertible securities shall be deemed to be equal to the sum of the net offering price (after deduction of any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock; and “Permitted Transactions” shall include issuances (1) as consideration for or to fund the acquisition by the Company of businesses and/or assets constituting a significant part of a business, (2) in connection with employee benefit plans and compensation related arrangements of the Company approved by the Board of Directors of the Company (the “Board of Directors”), and (3) in connection with a broadly marketed public offering (which shall include a Rule 144A offering of convertible securities) and sale of Common Stock or convertible securities for cash conducted by the Company on a basis consistent with public companies similar to the Company in their own capital raising transactions. Any adjustment made pursuant to this Section 2 shall become effective immediately upon the date of such issuance.
3.    Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding (x) Ordinary Cash Dividends and

(y) dividends of its Common Stock and other dividends or distributions referred to in Section 1), in each such case, the Warrant Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Warrant Price in effect immediately prior to the reduction by the quotient of (i) the Market Price of the Common Stock on the last trading day preceding the first date on which the Common Stock trades regular way on the Relevant Exchange without the right to receive such distribution, minus the amount of cash or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock (the “Per Share Fair Market Value”) divided by (ii) such Market Price on such date specified in clause (i); such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of shares of Warrant Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of shares of Warrant Stock issuable upon the exercise of this Warrant before such adjustment, and (2) the Warrant Price in effect immediately prior to the distribution giving rise to this adjustment by (y) the new Warrant Price determined in accordance with the immediately preceding sentence. In the case of adjustment for a cash dividend that is, or is coincident with, a regular quarterly dividend, the Per Share Fair Market Value shall be reduced by the per share amount of the portion of the cash dividend that would constitute an Ordinary Cash Dividend. In the event that such distribution is not so made, the Warrant Price and the number of shares of Warrant Stock issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Warrant Price that would then be in effect and the number of shares of Warrant Stock that would then be issuable upon exercise of this Warrant if such record date had not been fixed. Notwithstanding the foregoing, in the case of any distribution that would result in an adjustment pursuant to this Section 3, the Company in its sole discretion may, in lieu of making such adjustment, provide that upon exercise of this Warrant the Holder shall receive, in addition to the shares of Warrant Stock, the securities, evidences of indebtedness, assets, cash, rights or warrants that would have been payable to Holder if Holder had exercised this Warrant immediately prior to such distribution.
4.    Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Warrant Price shall be adjusted to the price determined by multiplying the Warrant Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (y) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Warrant Stock issuable upon the exercise of this Warrant shall be adjusted to the number obtained by dividing (a) the product of (1) the number of shares of Warrant Stock issuable upon the exercise of this Warrant before such adjustment, and (2) the Warrant Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (b) the new Warrant Price determined in accordance with the immediately preceding sentence.
5.    Timing of Issuance of Additional Warrant Stock Upon Certain Adjustments. In any case in which the provisions of this Exhibit 2 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Warrant Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Warrant Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Holder any amount of cash in lieu of a fractional share of Warrant Stock; provided, however, that the Company upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.